EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

by and between

MIMIX BROADBAND, INC.

(the “Buyer”)

and

CELERITEK, INC.

(the “Seller”)

March 14, 2005

-i-

(Continued)

-ii-

(Continued)

-iii-

(Continued)

		Page
11.11	Counterparts	49

11.12	Parties in Interest	49

-iv-

EXHIBITS

Exhibit A — Form of Voting Agreement

Exhibit B — Reference Working Capital Statement

Exhibit C — Form of Escrow Agreement

Exhibit D — Reference Balance Sheet

Exhibit E — Form of Non-Competition Agreement

Exhibit F — Form of Lease Assignment Agreement

Exhibit G — New Environmental Scope of Work

SCHEDULES

Schedule 1.1(p) — Schedule of Knowledge of the Seller

Schedule 1.1(rr) — Schedule of Third Party Consents

Schedule 1.1(xx) — Schedule of Transferred Contracts

Schedule 1.1(yy) — Schedule of Non-Transferred Employees

Schedule 1.1(ccc) — Schedule of Transferred Prepaid Expenses

Schedule 1.1(ddd) — Schedule of Certain Transferred Tangible Property

Schedule 2.1(a) — Schedule of Certain Other Transferred Assets

Schedule 2.1(b) — Schedule of Certain Other Excluded Assets

Schedule 2.2(a) — Schedule of Certain Other Assumed Liabilities

Schedule 2.2(b) — Schedule of Certain Other Excluded Liabilities

Schedule 8.2(f) — Schedule of Required Consents

-v-

ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 14, 2005 by and between Mimix Broadband, Inc., a Texas corporation with its principal place of business at 10795 Rockley Rd., Houston, TX 77099 (the “Buyer”), and Celeritek, Inc., a California corporation with its principal place of business at 3236 Scott Boulevard, Santa Clara, California 95054 (the “Seller”).

W I T N E S S E T H:

     WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the assets and to assume certain of the liabilities of the Seller relating to the Seller’s semiconductor business (the “Subject Business”), all upon the terms and subject to the conditions set forth herein.

     WHEREAS, concurrently with execution of this Agreement, the directors and certain shareholders of the Seller are entering into Voting Agreements with the Buyer, each in the form attached hereto as Exhibit A (each, a “Voting Agreement” and collectively, the “Voting Agreements”).

     NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties and mutual covenants and agreements hereinafter set forth (including the continuing obligations of the Seller under those agreements), and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

     1.1 Capitalized Terms.

          The following capitalized terms shall have the respective meanings ascribed thereto below:

               (a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

               (b) “Ancillary Agreements” means, collectively (i) the Voting Agreements, (ii) the Escrow Agreement, (iii) the Lease Assignment Agreement, (iv) the Seller Transfer Documents, and (v) the Buyer Assumption Documents.

               (c) “Closing Working Capital” means total current assets of the Subject Business as of Closing (other than current assets that are Excluded Assets), less total current liabilities of the Subject Business as of the Closing (other than any current liabilities that are Excluded Liabilities), in each case determined in accordance with accounting methods, policies, practices and procedures used to calculate Reference Working Capital in the Reference Working Capital Statement as set forth in Section 3.18 of the Seller Disclosure Schedule. The parties hereby agree that, for purposes of calculating Closing Working Capital, any assets and liabilities relating to Taxes (including assets and liabilities relating to timing differences between financial and accounting) other than payroll taxes shall not be taken into account and shall be disregarded.

               (d) “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

               (e) “Contract” means any legally binding mortgage, indenture, lease, license, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license, whether written or oral.

               (f) “Damages” means deficiencies, judgments, orders for compensation, settlements, demands, claims, liabilities, losses, damages, interest, fines, penalties, costs and expenses (including reasonable legal, accounting and other costs and expenses incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, Proceedings, assessments, judgments or appeals, and in seeking indemnification therefor).

               (g) “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, encroachment, lease, option, purchase right, adverse claim of ownership or use, restriction on transfer (including a right of first refusal or offer or other similar right) or defect of title.

               (h) “Environmental Laws” means all federal, state, local and foreign laws, rules, regulations and policies, all court orders and decrees and arbitration awards, and the common law, relating to pollution, contamination or protection of the environment or exposure of any person to Hazardous Materials, including laws, rules, regulations and policies relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, use, treatment, storage, disposal, generation, transport or handling of Hazardous Materials, all as amended to date.

               (i) “Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

               (j) “GAAP” means Generally Accepted Accounting Principles, as in effect on the date of any statement, report or determination that purports to be, or is required to be, prepared or made in accordance with GAAP.

               (k) “Governmental Authority” means any federal, state, county, local or foreign government, governmental entity, department, agency, administrative agency, commission or board or other governing body, and any court, tribunal or judicial body of any Governmental Authority.

               (l) “Hazardous Materials” means pollutants, contaminants, pesticides, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous or toxic wastes, substances, chemicals or materials regulated under or defined in any Environmental Law, including any (i) “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq. (“CERCLA”), (ii) “hazardous waste” as defined in Resource Conservation and Recovery Act 42 U.S.C. §6901 et seq. (“RCRA”), and (iii) asbestos, asbestos-containing material, petroleum, petroleum products, crude oil or any fraction thereof, urea formaldehyde and polychlorinated biphenyls.

               (m) “Indemnification Notice” means a written notice in reasonable detail (including the facts and circumstances giving rise to the claim and a statement of the actual Damages incurred) delivered to the Seller by a Buyer Indemnified Party, or to the Buyer by a Seller Indemnified Party, as the case may be, stating a demand for indemnification in accordance with Article 9 of this Agreement.

               (n) “Intellectual Property Rights” means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, conversions, continuations and continuations-in-part thereof (collectively, “Patents”); (ii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know how, show how and technology; (iii) all works of authorship, copyrights, mask works, copyright and mask work registrations and applications, and derivative works based thereon (collectively “Copyrights”); (iv) all industrial designs and any registrations and applications therefor; (v) all databases and data collections (including knowledge databases, product information, financial information, customer lists and customer databases); (vi) all rights in Software; (vii) rights to Uniform Resource Locators, Web site addresses and domain names (collectively “Domain Names”); (viii) any trademarks, service marks, trade dress, and logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith (collectively “Trademarks”); and (ix) any similar, corresponding or equivalent rights to any of the foregoing.

               (o) [intentionally omitted]

               (p) “Knowledge of the Seller” means the actual knowledge of those Persons identified on Schedule 1.1(p) hereto, without reasonable investigation.

               (q) “Law” means any federal, state, county, provincial, local or foreign statute, law, ordinance, regulation, rule, code or rule of common law.

               (r) “Lease Assignment Agreement” means that agreement with respect to the assignment of the Santa Clara Lease by the Buyer attached hereto as Exhibit F.

               (s) “Leased Real Property” means the real property leased by the Seller located at 3236 Scott Boulevard, Santa Clara, California.

               (t) “Liability” means any direct or indirect debt, obligation or liability of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, due or to become due, or asserted or unasserted.

               (u) “Lien” means any mortgage, pledge, lien, security interest, charge, claim, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

               (v) “Material Adverse Effect” means a material adverse effect on (i) the Transferred Assets, taken as a whole, (ii) the business, financial condition, operations, results of operations and prospects of the Subject Business or (iii) the ability of the Seller to perform its obligations under the Transaction Agreements to which it is a party and to consummate the Transactions.

               (w) “New Environmental Scope of Work” means the scope of work prepared by ENVIRON International Corporation attached hereto as Exhibit G to be performed by Seller pursuant to the terms of Section 5.13 below.

               (x) “Non-Transferable Asset” means any Transferred Contract or Transferred Claim that would otherwise constitute a Transferred Asset, but that (i) by its terms is not transferable or assignable to the Buyer pursuant to this Agreement without the consent, waiver, approval, authorization, qualification or other order of one or more Persons and such consent, waiver, approval, authorization, qualification or other order is not obtained prior to the Closing or (ii) is not transferred or assigned to the Buyer pursuant to this Agreement for any other reason.

               (y) “Permit” means any permit, certificate, approval, license, clearance, authorization, registration or consent issued by a Governmental Authority pursuant to any Law.

               (z) “Permitted Encumbrance” means (i) any Encumbrance for inchoate mechanics’ and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the ordinary course of the business, (ii) any Encumbrance for Taxes not yet due and payable and (iii) any Encumbrance arising out of, under or in connection with the Transaction Agreements.

               (aa) “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization, Governmental Authority or other entity, as well as any syndicate or group of any of the foregoing.

               (bb) “Proceeding” means any action, suit, litigation, arbitration, mediation, proceeding, including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding, prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel.

               (cc) “Products” means all current products and services of the Seller, any subsequent versions of such products currently being developed, any products currently being developed by the Seller which are designed to supersede, replace or function as a component of such products, and any upgrades, enhancements, improvements and modifications to the foregoing. Without limiting the foregoing, the term “Products” includes all gallium arsenide (GaAs) MMICs and related microwave assemblies.

               (dd) “Proposal” means any offer for, or proposed transfer of, all or a portion of the Transferred Assets or the Subject Business by a Person other than Buyer, other than any offer for, or proposed transfer of, any inventory comprising part of the Transferred Assets in the ordinary course of business.

               (ee) “Reference Working Capital” means the amount of working capital set forth in the Reference Working Capital Statement.

               (ff) “Reference Working Capital Statement” means the statement of working capital attached hereto as Exhibit B.

               (gg) “Related Party” means (i) the Seller, (ii) any Affiliate of the Seller, or (iii) any officer or director of any Person identified in the foregoing clauses (i) or (ii).

               (hh) “SEC” means the United States Securities and Exchange Commission.

               (ii) “Santa Clara Lease” means that certain lease for the Leased Real Property dated April 1, 1993 as amended by that certain First Amendment to Lease dated June 17, 1999 and that certain Second Amendment dated November 17, 2004, by and between Mission West Properties, L.P. II (formerly Berg & Berg Developers) as landlord, and Seller as tenant.

               (jj) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

               (kk) “Seller Benefit Plan” means each “employee benefit plan” within the meaning of ERISA section 3(3), including multiemployer plans within the meaning of ERISA section 3(37), and all severance, change-in-control, fringe benefit, bonus, profit sharing, incentive, restricted stock, stock purchase, stock option, stock appreciation right, deferred compensation, loan guarantee, relocation assistance, employee loan or other extension of credit, hospitalization, medical, life or disability insurance, sick leave, vacation and paid holiday, and all other employee benefit or welfare plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether oral or written which (1) is maintained by the Seller or any corporation, trust, partnership or other entity (an “ERISA Affiliate”) that would be considered as a single employer with the Seller under Section 414(b), (c), (m) or (o) of the Code, or to which the Seller or any ERISA Affiliate contributes or is required to contribute, and (2) under which any Transferred Employee has any present or future right to compensation or employee benefits or pursuant to which the Subject Business could have any liability (whether contingent or otherwise).

               (ll) “Seller Management” means Tamer Husseini, President and Chief Executive Officer of the Seller, and Margaret E. Smith, Vice President, Finance and Chief Financial Officer of the Seller.

               (mm) “Software” means any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed. Software shall include source code listings and documentation.

               (nn) “Superior Proposal” means any bona fide written offer made by a third Person to consummate a Proposal on terms that the board of directors of the Seller determines in good faith, after consultation with its financial advisor and taking into account the purchase price (which shall be greater than the Consideration) and other terms and conditions of such proposal, the legal and regulatory aspects of such proposal and the Person making such proposal, to be more favorable to the Seller’s shareholders than the Transactions.

               (oo) “Tax” and “Taxes” means any and all federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and Liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment and pension insurance), and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings or similar charges of every kind, character or description imposed by any Governmental Authorities, together with all interest, penalties and additions imposed with respect to such amounts and any obligation under any Contract with any other person with respect to such amounts and including any Liability for taxes of a predecessor entity.

               (pp) Tax Returns” means all required federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes.

               (qq) “Technology” means all technology, including all know-how, show-how, techniques, design rules, trade secrets, inventions (whether or not patented or patentable), algorithms, routines, Software, files, databases, works of authorship, processes, devices, prototypes, schematics, breadboards, netlists, mask works, test methodologies, hardware development tools, documentation associated with or primarily related to any of the foregoing, any media on which any of the foregoing is recorded, and any other tangible embodiments of any of the foregoing.

               (rr) “Third Party Consents” means waivers, consents, approvals and authorizations of third Persons (other than Governmental Authorities) including those listed on Schedule 1.1(rr) hereto.

               (ss) “Transactions” means the transactions contemplated by the Transaction Agreements.

               (tt) “Transaction Agreements” means, collectively, this Agreement and the Ancillary Agreements.

               (uu) “Transferred Accounts Receivable” means all notes, debentures and accounts receivable that are primarily related to the Subject Business.

               (vv) “Transferred Books and Records” means all books and records (including personnel records for Transferred Employees so long as such records are used in the ordinary course of business and in compliance with applicable Law), ledgers, files, documents, correspondence, lists, drawings, creative, material, advertising and promotional materials, studies, reports, customer lists, sales data, product documentation and other printed or written materials that are primarily related to the Subject Business.

               (ww) “Transferred Claims” means all claims, actions or suits, judgments, demands, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of setoff, rights of recoupment or rights of any nature that are primarily related to the Subject Business (other than tax refunds), and all rights to recover damages for the breach, infringement or misappropriation of any Transferred Assets.

               (xx) “Transferred Contracts” means all Contracts to which the Seller is a party, or by which the Seller may be bound, that are primarily related to the Subject Business, including the Contracts that are listed on Schedule 1.1(xx) hereto.

               (yy) “Transferred Employees” means all of the employees of the Seller except those individuals listed on Schedule 1.1(yy) hereto.

               (zz) “Transferred IPR” means the Intellectual Property Rights in, to, embodied in or associated with the Products, including all Transferred Trademarks, Transferred Technology and Transferred Website.

               (aaa) “Transferred Name” means the corporate name “Celeritek, Inc.” and all rights thereto and goodwill associated therewith.

               (bbb) “Transferred Permits” means all permits, concessions, grants, franchises, licenses, certifications and other governmental authorizations and approvals, including licenses to export its Products, that are primarily related to the Subject Business and that are transferable to the Buyer under applicable Law.

               (ccc) “Transferred Prepaid Expenses” means all advance payments, prepaid items and expenses and deferred charges of the Seller that are listed on Schedule 1.1(ccc) hereto.

               (ddd) “Transferred Tangible Property” means all machinery, equipment, motor vehicle, tools, dies, molds, test equipment furniture, office equipment, telephone systems, computer hardware and software, leasehold improvements, inventories of raw material, work in progress, finished products, parts, goods, subassemblies, spare parts, replacements and component parts, office, packaging and other supplies that are primarily related to the Subject Business, including those that are listed or described on Schedule 1.1(ddd) hereto.

               (eee) “Transferred Trademarks” means all Trademarks owned by the Seller.

               (fff) “Transferred Technology” means the Technology embodied in the Products.

               (ggg) “Transferred Website” means all Celeritek website content and URLs.

               (hhh) “UK Lease” means that certain lease for the real property leased by the Seller located at Woodchester House, Belfast BT9 5NW, United Kingdom, dated November 11, 1997, by and between Gungadhur Busgeeth as landlord, and Seller as tenant.

     1.2 Additional Capitalized Terms.

          The following capitalized terms shall have the meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term.

Term	Section
Adjustment Amount	2.3(b)
Adjustment Amount Statement	2.3(b)
Agreement	Preamble
Assumed Liabilities	2.2(a)
Buyer	Preamble
Buyer Assumption Documents	2.4(c)
Buyer Indemnified Party(ies)	9.2
Closing	2.4(a)
Closing Date	2.4(a)
Conflict	3.3
Consideration	2.3(a)
Copyrights	1.1(n)
Domain Names	1.1(n)
Employee Plan	3.11(d)
ERISA Affiliate	1.1(kk)

Term	Section
Escrow Agent	2.3(a)
Escrow Agreement	2.3(a)
Excluded Assets	2.1(b)
Excluded Liabilities	2.2(b)
Financial Statements	3.12
Indemnified Party	9.6(a)
Indemnifying Party	9.6(a)
Indemnity Basket	9.4(a)
Indemnity Cap	9.4(a)
Patents	1.1(n)
Proxy Statement	5.2
Purchase Price	2.3(a)
Residual Environmental Liabilities	5.13
Revised Seller Schedule(s)	5.7
Seller	Preamble
Seller Disclosure Schedule	Article 3 Preamble
Seller Indemnified Party(ies)	9.3
Seller Remediation Cap	5.13
Seller Response Actions	5.13
Seller Transfer Documents	2.4(b)
Straddle Period Tax	7.2
Subject Business	Recitals
Tax Allocation	2.3(c)
Termination Date	10.1(b)
Termination Fee Amount	10.2(b)
Third Party Claim	9.6(a)
Trademarks	1.1(n)
Transfer Taxes	2.6
Transferred Asset(s)	2.1(a)
Voting Agreement(s)	Recitals
WARN Act	6.1(c)
Welfare Plan	3.11(d)

     1.3 Construction.

               (a) For all purposes of and under this Agreement, unless the context otherwise requires (i) the singular number shall include the plural, and vice versa, (ii) the masculine gender shall include the feminine and neuter genders, (iii) the feminine gender shall include the masculine and neuter genders and (iv) the neuter gender shall include the masculine and feminine genders.

               (b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of the Transaction Agreements or any certificate, instrument, agreement or other document entered into or delivered in connection with the Transactions.

               (c) For all purposes of and under this Agreement, the words “include” and “including” and any variations thereof shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” in all cases.

               (d) Except as otherwise indicated, all references in this Agreement to “Exhibits,” “Schedules,” “Articles” and “Sections” are intended to refer to Exhibits, Schedules, Articles and Sections of or to this Agreement.

               (e) The headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

               (f) For all purposes of and under this Agreement, unless the context otherwise requires, (i) all references in this Agreement to the “Seller” shall be deemed to refer to and include the Seller and its subsidiaries, as applicable, and (ii) all references to the “Buyer” shall be deemed to refer to and include the Buyer and its subsidiaries, as applicable.

ARTICLE 2

PURCHASE AND SALE OF ASSETS & ASSUMPTION OF LIABILITIES

          2.1 Purchase and Sale of Assets.

               (a) Transferred Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall irrevocably sell, convey, transfer, assign and deliver unto Buyer, free and clear of any and all Encumbrances other than Permitted Encumbrances, and the Buyer shall purchase and accept from the Seller, all of the right, title and interest of the Seller as of the Closing in and to the following assets (collectively, the “Transferred Assets”):

                    (i) the Transferred Tangible Property;

                    (ii) the Transferred Contracts;

                    (iii) Transferred Permits;

                    (iv) the Transferred IPR, and the right to recover all past, present and future damages for infringement of such Intellectual Property Rights;

                    (v) the Transferred Technology;

                    (vi) the Transferred Books and Records;

                    (vii) the Transferred Claims;

                    (viii) the Transferred Accounts Receivable;

                    (ix) the Transferred Prepaid Expenses;

                    (x) the Transferred Name;

                    (xi) the Transferred Website;

                    (xii) the Transferred Trademarks;

                    (xiii) the assets reflected on the Reference Working Capital Statement; and

                    (xiv) the assets set forth on Schedule 2.1(a) hereto;

                    (xv) all goodwill and going concern value of the Seller with respect to the Subject Business.

               (b) Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, the Seller shall have no obligation to sell, convey, transfer, assign or otherwise deliver unto the Buyer pursuant to this Agreement, and the Buyer shall have no obligation to purchase or otherwise accept from the Seller pursuant to this Agreement, any of the right, title or interest of the Seller in or to any of the assets of the Seller other than the Transferred Assets (collectively, the “Excluded Assets”). Without limiting the generality of the foregoing, the Excluded Assets shall expressly include (and, therefore, the Transferred Assets shall exclude) the following:

                    (i) all cash, cash equivalents and short term investments;

                    (ii) all right, title and interest of the Seller in and to the assets set forth on Schedule 2.1(b) hereto, whether or not related to the Subject Business or the Transferred Assets;

                    (iii) all right, title and interest of the Seller in and to any tax assets, whether or not related to the Subject Business or the Transferred Assets;

                    (iv) all right, title and interest of the Seller under this Agreement and the Ancillary Agreements.

     2.2 Assumption of Liabilities.

               (a) Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall assume from the Seller, and the Seller shall irrevocably convey, transfer and assign to Buyer, any and all of the Liabilities arising out of or related to the Transferred Assets, the Products or the Subject Business, other than the Excluded Liabilities, including without limitation, the following Liabilities (collectively, the “Assumed Liabilities”):

                    (i) any and all Liabilities existing under the Transferred Contracts listed on Schedule 1.1(xx) other than Liabilities arising from any breach or default by Seller occurring prior to the Closing Date;

                    (ii) those Liabilities that the Buyer has expressly agreed to assume pursuant to Section 2.6 and Article 7 hereof; and

                    (iii) the other Liabilities set forth on Schedule 2.2(a) hereto.

               (b) Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Agreement, the Buyer shall have no obligation to assume from the Seller pursuant to this Agreement, and the Seller shall have no right or obligation to convey, transfer or assign to the Buyer pursuant to this Agreement, any Liabilities of the Seller other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall expressly include (and, therefore, the Assumed Liabilities shall exclude) the following Liabilities relating to either the Subject Business or the Seller:

                    (i) other than any such Liabilities that are expressly listed or described in Section 2.2(a) hereof as Assumed Liabilities, (A) any and all Liabilities arising out of or relating to any Transferred Employees or the employment thereof incurred before the Closing (including Liabilities for workers compensation claims, disability and occupational diseases), in each case without regard to whether such Liabilities or the bases therefor are known or otherwise manifest before the Closing, (B) any and all Liabilities arising out of any stock option, equity incentive or cash bonus plan, (C) any and all Liabilities arising under any severance, retention or employment agreements or plans, and (D) any and all Liabilities arising out of or related to the Seller Benefit Plans;

                    (ii) other than any such Liabilities that are expressly listed or described in Section 2.2(a) hereof as Assumed Liabilities, subject to the terms and conditions of Article 7 hereof, any and all Liabilities for Taxes for any taxable periods, or portions thereof, ending on or before the Closing, other than with respect to Liabilities for Transfer Taxes (which shall be as provided in Section 2.6) and Straddle Period Taxes (which shall be as provided in Section 7.2);

                    (iii) any and all Liabilities arising out of Products manufactured or sold by the Seller prior to the Closing Date in excess of any reserves therefore on the Reference Balance Sheet;

                    (iv) any and all Liabilities arising out of or related to any violation of Law (including any Environmental Law) to the extent occurring before the Closing, whether or not the Seller participated in the act or omission giving rise to such violation;

                    (v) any and all Liabilities arising out of or related to (A) the failure of any report, schedule, form or registration statement (including all exhibits, schedules and amendments thereto) filed by the Seller with the SEC to comply with the requirements of the Securities Act and the Exchange Act, as the case may be, and (B) the fact that any such reports, schedules, forms or registration statements contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

                    (vi) pre-Closing Liabilities relating to the Santa Clara Lease or the UK Lease;

                    (vii) any severance payments made to employees terminated prior to Closing and not hired by Buyer; and

                    (viii) the other Liabilities set forth on Schedule 2.2(b) hereto.

     2.3 Consideration for Transferred Assets.

               (a) Consideration. In consideration for the sale by the Seller to the Buyer of the Transferred Assets, the Buyer shall (i) pay or deliver to the Seller an aggregate of Two Million Five Hundred Thousand Dollars ($2,500,000), (ii) Three Hundred Thousand Dollars ($300,000) in cash payable by wire transfer to State Street Bank and Trust Comapany as escrow agent (the “Escrow Agent”), to be held in escrow pursuant to the Escrow Agreement among the Parties and the Escrow Agent substantially in the form of Exhibit C hereto (the “Escrow Agreement”) (the cash payments pursuant to clauses (i) and (ii), the “Purchase Price”), and (iii) assume the Assumed Liabilities pursuant to Section 2.2(a) hereof (together with the Purchase Price, the “Consideration”).

               (b) Purchase Price Adjustment. In the event that the Closing Working Capital is less than 95% of the Reference Working Capital, the Purchase Price shall be adjusted downward. In the event that the Closing Working Capital is more than 105% of the Reference Working Capital, the Purchase Price shall be adjusted upward. The amount of such increases or reductions, as the case may be, shall be referred to herein as the “Adjustment Amount” and shall be determined and paid as set forth below. Within sixty (60) calendar days after the Closing, the Buyer shall prepare and deliver to the Seller a statement (the “Adjustment Amount Statement”) setting forth the Buyer’s calculation of Closing Working Capital and the Adjustment Amount, which statement shall (A) be prepared in a manner consistent with the Reference Working Capital Statement and (B) include a reconciliation showing the differences between Reference Working Capital and Closing Working Capital. Seller shall have twenty (20) calendar days to review the calculations. To the extent there is a dispute regarding the calculations, the parties shall work together in good faith to resolve any discrepencies. If they are not able to resolve such discrepencies, they agree to retain a third-party mediator acceptable to both parties. In the case of a Purchase Price reduction, the Adjustment Amount shall be the amount by which the Reference Working Capital exceeds the Closing Working Capital and the Seller shall pay such Adjustment Amount to the Buyer within thirty (30) calendar days of receipt of the Adjustment Amount Statement, unless there is a dispute, in which case payment shall be made promptly following resolution of the dispute. In the case of a Purchase Price increase, the Adjustment Amount shall be the amount by which the Closing Working Capital exceeds the Reference Working Capital and the Buyer shall pay such Adjustment Amount to the Seller within thirty (30) calendar days of receipt of the Adjustment Amount Statement, unless there is a dispute, in which case payment shall be made promptly following resolution of the dispute.

               (c) Tax Allocation of Consideration.

                    (i) Prior to Closing, the Buyer shall prepare a proposed allocation of the Consideration among all of the Transferred Assets, and Seller and the Buyer shall work together in good faith to agree upon such allocation prior to closing. The allocation of the Consideration among the Transferred Assets agreed upon by Buyer and Seller pursuant to this Section 2.3(c), shall be deemed to be the “Tax Allocation” for all purposes of and under this Agreement. The Seller and the Buyer hereby agree that, for purposes of allocating the appropriate portion of the Consideration to each of the Transferred Tangible Assets (other than inventory and work-in-process), the value of each such Transferred Tangible Asset shall be equal to its net book value, as reflected in the books and records of the Seller.

                    (ii) Each of the Buyer and the Seller shall (i) report the Transactions for all Tax purposes as a sale of assets in a manner consistent with the Tax Allocation, (ii) not file any Tax Return or otherwise take a position with any Tax authority that is inconsistent with the Tax Allocation, and (iii) not take any position before any Governmental Authority or in any judicial proceeding that is inconsistent with the Tax Allocation. Each of the Buyer and the Seller shall timely file a Form 8594 with the Internal Revenue Service in accordance with the requirements of Section 1060 of the Code. In the event that any Governmental Authority shall make or propose to either the Buyer or the Seller an allocation of the Consideration that differs from the Tax Allocation, each of the Buyer and the Seller shall reasonably cooperate in good faith with the other(s) to contest the determination of such Governmental Authority with respect to the allocation of the Consideration.

     2.4 The Closing.

               (a) Closing. The consummation of the Transactions shall take place at a closing (the “Closing”) to be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304, effective as of 12:01 a.m., local time, on the date that is two (2) business days following the satisfaction or valid written waiver of all the conditions set forth in Article 9 hereof

(other than conditions which by their terms are to be satisfied at the Closing), or at such other location, time and date as the parties hereto shall mutually determine (the actual date on which the Closing shall occur pursuant hereto being referred to herein as the “Closing Date”).

               (b) Closing Deliveries of the Seller. At the Closing, the Seller shall deliver or cause to be delivered to Buyer ownership, possession and control of all of the Transferred Assets, free and clear of all Encumbrances other than Permitted Encumbrances, including by executing and delivering those documents identified in Section 8.2 hereof and all such other instruments, certificates and other documents that are reasonably necessary to effect the valid transfer from the Seller to Buyer of, and vest in Buyer valid title or rights in and to, the Transferred Assets or to complete the Transactions (collectively, the “Seller Transfer Documents”).

               (c) Closing Deliveries of the Buyer. At the Closing, the Buyer shall deliver to the Seller (i) an amount in cash equal to the Purchase Price, payable by wire transfer in immediately available funds to an account or accounts designated in writing by the Seller, (ii) all such instruments, certificates and other documents of assumption, in form and substance reasonably acceptable to the Seller, dated as of the Closing Date and validly executed or acknowledged (as applicable) for and on behalf of Buyer and in its name by a duly authorized officer thereof, that are reasonably necessary to effect the valid assumption by the Buyer of the Assumed Liabilities, in each case effective as of the Closing and (iii) such other agreements or documents reasonably necessary to complete the Transactions (collectively, the “Buyer Assumption Documents”).

               (d) Title to Transferred Assets. Title to all Transferred Assets shall pass from the Seller to the Buyer at the Closing, subject to the terms and conditions of this Agreement. The Buyer assumes no risk of loss to the Transferred Assets prior to the Closing.

     2.5 Third Party Consents; Non-Transferable Assets.

               (a) The Seller and the Buyer shall use their respective commercially reasonable efforts to obtain all Third Party Consents, in a form and substance reasonably acceptable to the Buyer and the Seller, that are reasonably necessary to effect the valid transfer from the Seller to the Buyer of, and vest in the Buyer valid title or rights in and to, the Transferred Assets, in each case effective as of the Closing; provided, however, that solely for purposes of this Section 2.5(a), the exercise of commercially reasonable efforts by the Buyer or the Seller shall not consist of making payments to third Persons to obtain any such Third Party Consents, commencing any litigation or offering or granting any accommodation (financial or otherwise) to any third Persons, in each case in order to obtain any such Third Party Consents.

               (b) Notwithstanding anything in this Agreement or in any Ancillary Agreement to the contrary, nothing in this Agreement or in any Ancillary Agreement shall be construed as, or constitute, an attempt, agreement or other undertaking to transfer or assign to the Buyer any Non-Transferable Assets.

               (c) From and after the Closing and until such time as any Non-Transferable Asset shall be properly and lawfully transferred or assigned to the Buyer pursuant to Section 2.5(d) hereof (i) the Non-Transferable Assets shall be held by the Seller in trust exclusively for the benefit of Buyer and (ii) the Seller and the Buyer shall cooperate in any good faith, reasonable arrangement designed to provide or cause to be provided for the Buyer the material benefits intended to be transferred or assigned to the Buyer under the applicable Non-Transferable Asset and, in furtherance thereof, to the extent permitted under the terms of each such Non-Transferable Asset and under applicable Law (A) the Buyer shall use commercially reasonable efforts to perform and discharge all of the Liabilities of the Seller under the terms of such Non-Transferable Assets in effect as of the Closing and (B) the Seller shall use commercially reasonable efforts to provide or cause to be provided to the Buyer, at the request of and under the direction of the Buyer, all of the benefits of the Seller under the terms of the Non-Transferable Asset in effect as of the Closing, including the enforcement of any rights under the Non-Transferable Assets (including the right to terminate in accordance with the terms thereof upon the advice of the Buyer) and promptly paying to the Buyer any monies received by the Seller after the Closing under any Non-Transferable Assets attributable to the performance of the Buyer thereunder. Nothing in this Section 2.5(c) shall in any way diminish the Seller’s obligations hereunder to obtain all consents and approvals and to take all such other actions prior to or at Closing as are necessary to enable Seller to convey or assign valid title to all of the Transferred Assets to the Buyer. The Seller and the Buyer hereby acknowledge and agree that the relationship, if any, among the parties established by the terms of this Section 2.5(c) is that of independent contractors, and nothing in this Section 2.5(c) shall be construed to create a relationship of agency or partnership between the parties hereto or to create any obligation to, or provide any benefit for, any other Person.

               (d) For the period commencing on the Closing Date and ending on the six month anniversary of the Closing Date, the Seller and the Buyer shall use their respective commercially reasonable efforts to obtain all such Third Party Consents, in a form and substance reasonably acceptable to the Buyer and the Seller, that are reasonably necessary to effect the valid transfer from the Seller to the Buyer of, and vest in the Buyer valid title or rights in and to, the Non-Transferable Assets; provided, however, that solely for purposes of this Section 2.5(d), the exercise of commercially reasonable efforts by the Buyer and the Seller shall not consist of making payments to third Persons to obtain such Third Party Consents, commencing any litigation or offering or granting any accommodation (financial or otherwise) to any third Persons, in each case in order to obtain any such Third Party Consents. Upon the receipt of any such Third Party Consents under any Non-Transferable Asset after the Closing Date and prior to the six month anniversary of the Closing Date, such Non-Transferable Asset shall be transferred and assigned to the Buyer, and thereafter deemed to be a Transferred Asset for all purposes of and under this Agreement and any applicable Ancillary Agreements, effective as of the date of such consent, waiver, approval or authorization.

     2.6 Transfer Taxes.

          The Buyer and Seller shall equally share the payment of, and shall pay when due, any and all documentary, stamp, sales, use, excise, value-added, gross receipts or similar transfer taxes (“Transfer Taxes”) that are or may be payable in connection with the sale or purchase of the Transferred Assets. Each party shall prepare and timely file all Tax Returns relating to Transfer Taxes that such party is required to file under applicable law (subject to the other party’s review and consent, which shall not be unreasonably withheld) and shall timely pay all Transfer Taxes required to be paid by such party under applicable law. Each party shall promptly reimburse the other for fifty percent (50%) of all such Transfer Taxes paid by the other. The Buyer shall provide to the Seller a valid California resale certificate for the inventory items purchased by the Buyer. The parties shall cooperate with one another to the extent reasonably requested and legally permitted to minimize any Transfer Taxes.

     2.7 Bulk Sales Compliance.

          Buyer hereby waives compliance by Seller with the provisions of any bulk transfer law of any state that may be applicable to the transactions contemplated by this Agreement, provided, that any Liability arising by reason of any non-compliance by Seller with such bulk transfer laws or by the failure of the Seller to discharge or pay such claims shall not be Assumed Liabilities and Seller shall indemnify Buyer for any Damages related thereto.

     2.8 Further Assurances.

               (a) Of the Seller. At any time and from time to time after the Closing, at the Buyer’s reasonable request and without further consideration therefor, the Seller shall execute and deliver to the Buyer such other documents or instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions, as may reasonably be requested in order more effectively to transfer, convey and assign to the Buyer, or confirm the title or rights of the Buyer in or to, all of the Transferred Assets, to put the Buyer in actual possession and control of the Transferred Assets to the full extent permitted by applicable Law, and otherwise to cause the Seller to fulfill its obligations under the Transaction Agreements to which it is a party.

               (b) Of the Buyer. At any time and from time to time after the Closing, at the Seller’s reasonable request and without further consideration therefor, the Buyer shall execute and deliver to the Seller such other documents or instruments of assumption, provide such materials and information and take such other actions, as may reasonably be requested in order more effectively to assume from the Seller, or confirm the obligations of the Buyer under, all of the Assumed Liabilities, and otherwise to cause the Buyer to fulfill its obligations under the Transaction Agreements to which it is a party.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

          Subject to the exceptions and other information set forth in disclosure schedules delivered by the Seller to the Buyer as of the date hereof (the “Seller Disclosure Schedule”), the Seller hereby represents and warrants to the Buyer as follows:

     3.1 Organization; Good Standing; Corporate Power.

          The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Seller is licensed or qualified to transact business as a foreign corporation, and is in good standing, under the laws of all states in the United States where the Subject Business would require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect. The Seller has all requisite corporate power and authority to own, hold and use the Transferred Assets, and to sell, license or otherwise distribute any of the Products to, or provide services to, customers or potential customers or any class of customers, in the manner currently being conducted by it.

     3.2 Authority.

          The Seller has all requisite power and authority to enter into the Transaction Agreements to which it is a party, to perform its obligations under the Transaction Agreements, and to consummate the Transactions. The execution and delivery by the Seller of the Transaction Agreements to which it is a party, the performance by the Seller of its obligations under the Transaction Agreements, and the consummation by the Seller of the Transactions, have been duly authorized by all necessary corporate action on the part of the Seller, and except for shareholder approval which the Seller shall seek pursuant to Section 5.2 hereof, no further action is required on the part of the Seller to authorize the execution and delivery by the Seller of the Transaction Agreements to which it is a party, the performance by the Seller of its obligations under the Transaction Agreements, or the consummation by the Seller of the Transactions. This Agreement has been (and as of the Closing each of the Ancillary Agreements to which the Seller is a party will be) duly executed and delivered by the Seller, and this Agreement constitutes (and upon the execution and delivery thereof by the Seller as of the Closing, each of the Ancillary Agreements to which the Seller is a party will constitute) the valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms.

     3.3 Conflicts.

          Assuming that the authorizations, approvals and consents referred to in Section 3.4 hereof are duly obtained, the execution and delivery by the Seller of the Transaction Agreements to which it is a party, the performance by the Seller of its obligations under the Transaction Agreements, and the consummation by the Seller of the Transactions, will not directly or indirectly (with or without notice or lapse of time) conflict with or result in any violation of, or result in the imposition of any lien upon or create a security interest under, or default under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Articles of Incorporation or Bylaws of the Seller, (ii) any of the Transferred Assets, (iii) any judgment, order, award, decree applicable to the Seller or (iv) to the Knowledge of the Seller, any Law that is applicable to the Seller or any of its properties or assets (tangible and intangible), including the Transferred Assets, except in the case of this clause (iv) for any such Conflicts that would not reasonably be expected to have a material adverse effect on the ability of the Seller to perform its obligations under the Transaction Agreements to which it is a party and to consummate the Transactions.

     3.4 Required Consents.

          Except for (a) filings with the SEC of the Proxy Statement, (b) the approval of the Seller’s shareholders and (c) filings, permits, authorizations, consents and approvals as may be required under the rules and regulations of NASDAQ, no material consent, waiver, license, approval, authorization or order of, or material registration, declaration or filing with any Person (including a party to any agreement with the Seller) is required by or with respect to the Seller in connection with or as a result of the execution and delivery by the Seller of the Transaction Agreements to which the Seller is a party, the performance by the Seller of its obligations under the Transaction Agreements, or the consummation by the Seller of the Transactions.

     3.5 Transferred Tangible Property.

          The Seller has good and valid title to all of the Transferred Tangible Property, in each case free and clear of any and all Encumbrances other than Permitted Encumbrances, and each item of Transferred Tangible Property is in good operating condition, regularly and properly maintained, subject to normal wear and tear. Each item of Transferred Tangible Property will be owned or available for use by Buyer on substantially identical terms and conditions immediately subsequent to the Closing as it was owned or was available for use by Seller immediately prior to the Closing.

     3.6 Inventory.

          All of the inventories of the Seller included among the Transferred Tangible Property were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with the Seller’s regular inventory practices and are set forth on the Reference Working Capital Statement in accordance with the practices and principles of the Seller consistent with the method of treating such items in prior periods. None of the inventory that is included among the Transferred Tangible Property has been consigned from any third party or is on consignment from any third party.

     3.7 Transferred Contracts.

               (a) The Seller has made available to the Buyer a true and correct copy of each of the Transferred Contracts (including all currently effective modifications, amendments and supplements thereto), each of which contains all of the material terms thereof. Each of the Transferred Contracts is in full force and effect, is valid and effective against the Seller and the other party or parties thereto in accordance with its terms, and to the Knowledge of the Seller, there is no existing material default or event of material default (or event that with notice or lapse of time, or both, would constitute a default) thereunder by the Seller or any other party or parties thereto. The Seller is in compliance with and has neither breached, violated or defaulted under, nor received notice that the Seller has breached, violated or defaulted under, any of the terms or conditions of each of the Transferred Contracts, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

               (b) Section 3.7(b) of the Seller Disclosure Schedule contains a complete and accurate list of any Transferred Contract that is a, or that contains provisions that include any of the following:

                    (i) Contract relating to the borrowing of money or under which it has imposed a security interest on any of the Transferred Assets;

                    (ii) guarantee of any obligation;

                    (iii) letter of credit, bond or other indemnity, except endorsements of instruments for collection in the ordinary course of operation of the Subject Business;

                    (iv) Contract requiring the payment by the Seller of more than $50,000 in any twelve (12) month period for the purchase or lease of any machinery, equipment or other capital assets;

                    (v) collective bargaining agreement, employment, international sales agent, representative, distributor or consulting Contract;

                    (vi) Contract providing for severance payments or other additional similar rights or benefits (whether or not optional) in the event of the sale of the Subject Business;

                    (vii) joint venture or partnership Contract;

                    (viii) Contract requiring the payment by the Seller to any Person of more than $50,000 in the aggregate in any twelve (12) month period for the purchase of goods or services;

                    (ix) Contract between the Seller and any Affiliate of the Seller (which shall be separately identified as such in Section 3.7(b) of the Seller Disclosure Schedule);

                    (x) lease of real or personal property under which the Seller is the lessor, except equipment leases entered into the ordinary course of business;

                    (xi) Contract under which the Seller has agreed to indemnify any party; or

                    (xii) Contract concerning non-competition.

               (c) To the Knowledge of the Seller, there is no proposed or overtly threatened termination of any facility or personnel security clearances applicable to the Subject Business.

     3.8 Government Contracts.

          Neither the Seller nor any of its subsidiaries is a party to any contract or arrangement with any federal, state or local government agency.

     3.9 Transferred IPR and Transferred Technology.

          The Seller owns, and has the right to transfer to the Buyer under this Agreement, free and clear of Third Party Consents and all Encumbrances other than Permitted Encumbrances, the Transferred IPR and the Transferred Technology. To the Knowledge of the Seller, (a) the Seller’s current conduct of the Subject Business does not infringe on the Intellectual Property Rights of any third Person and (b) the Seller has not received any written notice from a third Person alleging that the Seller has or may have in the past, or is or may be currently, infringing upon the Intellectual Property Rights of any third Person. To the Knowledge of the Seller, no third party is infringing or misappropriating any of the Transferred IPR.

     3.10 Transferred Accounts Receivable.

          The Transferred Accounts Receivable arose from bona fide transactions in the ordinary course of business, consistent with past practices, and represent valid and enforceable claims against debtors for sales and other charges. No material amount of the Transferred Accounts Receivable is contingent upon the performance by the Seller of any obligation or contract other than normal warranty repair and replacement.

     3.11 Transferred Employees.

               (a) Except for any persons who resign from the Seller’s employment following the date hereof and prior to the Closing or whose employment with the Seller is terminated following the date hereof and prior to the Closing, the Transferred Employees are all of the employees of the Seller who currently work primarily for the Subject Business.

               (b) With respect to the Transferred Employees, the Seller is not a party to, or bound by, any collective bargaining agreement, shop floor agreement contract or other agreement or understanding with a labor union or labor organization. No proceeding regarding any unfair labor practice is pending before the National Labor Relations Board or similar domestic or foreign governmental agency. No application or petition requiring the Seller with respect to the Subject Business to bargain with any labor organization as to wages or conditions of employment involving the Subject Business has been commenced nor is any such application or petition, to the Knowledge of the Seller, threatened. To the Knowledge of the Seller, there are no campaigns being conducted to solicit cards from the Transferred Employees to authorize representation by any labor organization.

               (c) Section 3.11(c) of the Seller Disclosure Schedule contains a complete and accurate list of the severance of each Transferred Employee as of March 1, 2005 under the Seller’s severance practices.

               (d) Section 3.11(d) of the Seller Disclosure Schedule sets forth each Seller Benefit Plan. With respect to each Seller Benefit Plan, Seller has provided to Buyer an accurate, current and complete written summary of all material plan terms. For purposes of this Agreement, the term “Employee Plan” means any plan, program, agreement, policy or arrangement (a “plan”), whether or not reduced to writing, that is: (i) a welfare benefit plan within the meaning of Section 3(1) of ERISA (a “Welfare Plan”); (ii) a pension benefit plan within the meaning of Section 3(2) of ERISA; (iii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (iv) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe benefit plan.

               (e) The Seller’s 401(k) plan is intended to meet the requirements of Section 401(a) of the Code and has been subject to a determination letter from the Internal Revenue Service to the effect that such plan is qualified and the related trust is exempt from Federal income taxes under Section 401(a) and Section 501(a), respectively, of the Code.

               (f) No circumstance exists and no event (including any action or the failure to do any act) has occurred with respect to any Employee Plan maintained or formerly maintained by the Seller or any ERISA Affiliate, or to which the Seller or any ERISA Affiliate is or has been required to contribute, that could subject Buyer to liability, or the assets of the Subject Business to any lien, under ERISA or the Code, nor will the transactions contemplated by this Agreement give rise to any such liability or lien.

               (g) Except as described in Section 3.11(g) of the Seller Disclosure Schedule and other than as required under Section 601 et seq. of ERISA, no Seller Benefit Plan provides retiree health or other retiree benefits.

     3.12 Reference Balance Sheet. Attached hereto as Exhibit D are the following financial statements (collectively, the “Financial Statements”): (i) the Seller’s unaudited consolidated balance sheets and statements of income and cash flows for the 9 months ended December 31, 2004, and (ii) a balance sheet as of January 31, 2005 (the January 31, 2005 balance sheet, the “Reference Balance Sheet”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis, are correct and complete and are consistent with the books and records of the Seller, subject to normal and recurring adjustments and in the case of the unaudited financial statements, the absence of notes.

     3.13 Absence of Undisclosed Liabilities. Other than as set forth in this Agreement and the Schedules hereto, the Seller does not have any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Reference Balance Sheet, (ii) Liabilities that would not be required to be reflected in financial statements prepared in accordance with GAAP and (iii) Liabilities which have arisen after the date of the Reference Balance Sheet in the ordinary course of business (none of which liabilities results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

     3.14 Litigation.

          There is no Proceeding pending or, to the Knowledge of the Seller, threatened relating to the Transferred Assets, the Products or the Subject Business. There is no investigation or other proceeding pending or, to the Knowledge of the Seller, threatened relating to the Transferred Assets, the Products or the Subject Business by or before any Governmental Authority. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against the Seller relating to the Transferred Assets, the Products or the Subject Business under any applicable Law. Since January 1, 2001, the Seller has not been a party to any litigation and has had no litigation pending against a third party, in each case involving or affecting the Subject Business.

     3.15 Taxes.

               (a) To the extent that failure to do so would adversely impact the Transferred Assets or the Buyer’s ownership of the Transferred Assets, the Seller (i) has paid all Taxes it is required to pay to the appropriate Governmental Authority and (ii) has filed all material Tax Returns it is required to file. With respect to the Subject Business, all Taxes that the Seller is required to withhold or collect have been withheld or collected.

               (b) There is no action, suit, proceeding, audit, investigation or claim pending or, to the Knowledge of the Seller, threatened in respect of any Taxes relating to the Subject Business for which the Buyer may become liable as the result of the Transactions contemplated by this Agreement, nor has any deficiency or claim for any such Taxes been proposed, asserted or, to the Knowledge of the Seller, threatened. Seller does not know of any basis for the assertion of any claim for any liabilities for unpaid Taxes for which Buyer would become liable as a result of the Transactions contemplated by this Agreement or that would result in any Lien on any of the Transferred Assets.

               (c) There are no Liens with respect to any Taxes upon any of the Transferred Assets, other than Permitted Encumbrances.

               (d) None of the Transferred Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code.

     3.16 Environmental Matters.

          The Seller (a) is and has been, to the Knowledge of the Seller, in compliance with all Environmental Laws that are applicable to the Subject Business, (b) has not, with respect to the Seller’s operation of the Subject Business, received any written notice of any alleged claim, violation of, or liability under, any Environmental Law that has not heretofore been cured or for which there is any remaining liability and (c) has not transferred or arranged for the transfer of Hazardous Materials generated by the Subject Business to any facility listed or proposed for listing under CERCLA or any state equivalent, except in the case of the foregoing clauses (a) – (c) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the real property currently or formerly owned or leased by the Seller for the operation of the Subject Business has been the site of or affected by any releases of Hazardous Materials, or is listed or proposed for listing on the National Priorities List or CERCLIS (or any state equivalent), and there are no claims pending, or to the Knowledge of the Seller, threatened against the Seller for any (i) personal injury as a result of employee exposure to Hazardous Materials or (ii) cost recovery, contribution, property or natural resource damage as a result of Hazardous Materials present on or emanating from any real property currently or formerly owned or leased by the Subject Business.

     3.17 Sufficiency of Assets.

          The Transferred Assets constitute, as of the date hereof, all of the assets, rights and properties that the Seller currently uses or holds for use in connection with the operation of the Subject Business as currently conducted.

     3.18 Reference Working Capital Statement.

          The Reference Working Capital Statement means total current assets of the Subject Business as of January 31, 2005 (other than current assets that are Excluded Assets), less total current liabilities of the Subject Business as of January 31, 2005 (other than any current liabilities that are Excluded Liabilities), in each case determined in accordance with accounting methods, policies, practices and procedures set forth in Section 3.18 of the Seller Disclosure Schedule. The parties hereby agree that, for purposes of calculating Reference Working Capital, any assets and liabilities relating to Taxes (including assets and liabilities relating to timing differences between financial and accounting) other than payroll taxes shall not be taken into account and shall be disregarded.

     3.19 Subsequent Events.

          Since December 31, 2004 until the date hereof, (a) the Seller has conducted its operations related to the Subject Business in the ordinary course of business, has used commercially reasonable efforts to maintain the Subject Business, the Transferred Assets, its relations with employees, customers, suppliers, licenses and operations related to the

Subject Business as an ongoing business in accordance with past practice and (b) there has not been any Material Averse Effect.

     3.20 Compliance with Applicable Laws; Permits.

               (a) The Subject Business is being conducted in compliance with all applicable Laws, except as would not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, to the Knowledge of the Seller, the Seller has not, within the past three (3) years, in connection with the Subject Business (including any Transferred Contract that is a contract with the United States government or any prime contractor or subcontractor to the government), (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; or (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) made any other unlawful payment, and (iv) made any other payment or series of payments the noncontinuation of which has had or might have, individually or in the aggregate, a Material Adverse Effect.

               (b) The Seller has duly obtained all material permits, concessions, grants, franchises, licenses, certifications and other governmental authorizations and approvals (including any licenses to export its Products) that are necessary for the conduct of the Subject Business as it is currently conducted and a list of all such permits is included in Schedule 3.20(b) of the Seller Disclosure Schedule. Each Transferred Permit is in full force and effect, and there are no proceedings pending or, to the Knowledge of the Seller, threatened that would result in the revocation, cancellation, suspension or modification of any Transferred Permit.

     3.21 Brokers and Intermediaries.

          The Seller has not employed any broker, finder, advisor or intermediary in connection with the Transactions who would be entitled to a broker’s, finder’s, adviser’s, intermediary’s or similar fee or commission in connection therewith or upon the consummation thereof from the Buyer.

     3.22 Product Warranties.

          There are no outstanding product warranties for the Products for a period greater than eighteen (18) months. Section 3.22 of the Seller Disclosure Schedule contains a complete and accurate list of all pending or, to the Knowledge of the Seller, threatened product liability claims with respect to the Subject Business or the Products. Section 3.22 of the Seller Disclosure Schedule contains a complete and accurate list of all product liability claims or recalls with respect to the Subject Business or the Products that have occurred since January 1, 2000 that are outside of the ordinary course of business. None of the products manufactured or sold by the Seller with respect to the Subject Business, including the Products, contains or incorporates asbestos, asbestos-containing materials or presumed asbestos-containing materials.

     3.23 Problems with Suppliers and Customers.

          Since September 1, 2004, (a) no supplier or customer to or of the Subject Business has canceled or otherwise terminated its relationship with the Seller with respect to the Subject Business, except cancellations or termination which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) to the Knowledge of the Seller, no supplier or customer to or of the Subject Business has overtly threatened to cancel or otherwise terminate its relationship with the Seller with respect to the Subject Business or its usage of the services of the Seller with respect to the Subject Business, except cancellations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) to the Knowledge of the Seller, no supplier to the Subject Business has become unable to continue to supply the products or services supplied to the Subject Business by such supplier. The Seller does not have any direct or indirect ownership interest in any supplier or customer of the Subject Business.

     3.24 Transactions with Affiliates.

          Section 3.24 of the Seller Disclosure Schedule contains a complete and accurate list of all existing material contractual or business relationships between the Seller, with respect to the Subject Business, any other divisions of the Seller or any Affiliate of the Seller.

     3.25 Transactions with Related Persons; Outside Interests.

          No Related Party is, or has been since January 1, 2003, a party to any Contract or transaction with the Seller. No Related Party uses any of the Transferred Assets except directly in connection with the Subject Business, and no Related Party owns or has any interest in any of the Transferred Assets. No Related Party has any claim of any nature, including any inchoate claim, against any of the Transferred Assets or the Subject Business. Except as expressly provided herein or in any other agreement or as otherwise may be mutually agreed after the Closing, (a) no Related Party will at any time after the Closing for any reason, directly or indirectly, be or become entitled to receive any payment or transfer of money or other property of any kind from the Buyer and (b) the Buyer will not at any time after the Closing for any reason, directly or indirectly, be or become subject to any obligation to any Related Party.

     3.26 Seller Information.

          The information relating to the Seller and its subsidiaries to be provided by the Seller for inclusion in the preliminary proxy statement, the Proxy Statement, or in any other document filed with any other Governmental Authority in connection herewith, at the respective times filed with the SEC or such other Governmental Authority and first published, sent or given to the shareholders of the Seller and, with respect to the Proxy Statement, at the date any amendment is mailed to the shareholders and at the time of the special shareholders meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make there statement therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Seller as to such portions thereof that relate only to the Buyer for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

     3.27 Board Recommendation.

          Subject to the right of the board of directors of the Seller under Section 5.8(b) hereof, the board of directors of the Seller, at a meeting duly called and held, has (a) duly adopted this Agreement (including all terms and conditions set forth herein) and approved the Transactions, (b) determined that the Transaction is advisable and that the terms of the Transaction are fair to, and in the best interests of, the Seller and its shareholders and (c) subject to the terms of Section 5.8 hereof, resolved to submit this Agreement to the Seller’s shareholders and recommend that the Seller’s shareholders approve this Agreement and the Transactions.

     3.28 Books and Records.

          The books and all corporate (including minute books and stock record books) and financial records of the Seller are complete and correct in all material respects and have been maintained in accordance with applicable sound business practices, laws and other requirements. The Seller has not established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer hereby represents and warrants to the Seller as follows:

     4.1 Organization; Good Standing; Corporate Power.

          The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to own, hold and use the Transferred Assets that are owned or held by the Seller, or in its name, as of the date hereof.

     4.2 Authority.

          The Buyer has all requisite power and authority to enter into the Transaction Agreements to which it is a party, to perform its obligations under the Transaction Agreements, and to consummate the Transactions. The execution and delivery by the Buyer of the Transaction Agreements to which it is a party, the performance by the Buyer of its obligations under the Transaction Agreements and the consummation by the Buyer of the Transactions, have been duly authorized by all necessary corporate action on the part of the Buyer, and no further action is required on the part of the Buyer or its stockholders to authorize the execution and delivery by the Buyer of the Transaction

Agreements to which it is a party, the performance by the Buyer of its obligations under the Transaction Agreements or the consummation by the Buyer of the Transactions. This Agreement has been (and as of the Closing each of the Ancillary Agreements to which the Buyer is a party will be) duly executed and delivered by the Buyer, and this Agreement constitutes (and upon the execution and delivery thereof by the Buyer as of the Closing, each of the Ancillary Agreements to which the Buyer is a party will constitute) the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms.

     4.3 Conflicts.

          The execution and delivery by the Buyer of the Transaction Agreements to which it is a party, the performance by the Buyer of its obligations under the Transaction Agreements, and the consummation by the Buyer of the Transactions, will not Conflict with or result in any Conflict under (i) any provision of the certificate of incorporation or bylaws (or the equivalent organizational documents) of the Buyer, (ii) any material Contract to which the Buyer is a party or by which the Buyer or any of its properties or assets may be bound or (iii) any judgment, order, decree or, to the knowledge of the Buyer, any material Law that is applicable to the Buyer or any of its properties or assets (tangible and intangible), except in the case of this clause (iii) for any such Conflicts that would not reasonably be expected to have a material adverse effect on the ability of the Buyer to perform is obligations under the Transaction Agreements to which it is a party and to consummate the Transactions.

     4.4 Required Consents.

          No material consent, waiver, license, approval, authorization or other order of, or material registration, declaration or filing with, any Person (including a party to any agreement with the Buyer) is required by or with respect to the Buyer in connection with or as a result of the execution and delivery by the Buyer of the Transaction Agreements to which the Buyer is a party, the performance by the Buyer of its obligations under the Transaction Agreements or the consummation by the Buyer of the Transactions.

     4.5 Sufficiency of Funds.

          The Buyer has, or has access through one or more of its Affiliates, to sufficient funds to deliver the Purchase Price to the Seller in accordance with the terms and conditions of this Agreement.

     4.6 Brokers and Intermediaries.

          Except for Janney Montgomery Scott LLC, the Buyer has not employed any other broker, finder, advisor or intermediary in connection with the Transactions who would be entitled to a broker’s, finder’s, adviser’s, intermediary’s or similar fee or commission in the connection therewith or upon consummation thereof from the Seller.

     4.7 Buyer Information.

          The information relating to Buyer to be provided by Buyer to be contained in the preliminary proxy statement, the Proxy Statement, or in any other document filed with any other Governmental Authority in connection herewith, at the respective time filed with the SEC or such other Governmental Authority and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders of the Seller and at the time of the special meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 5

COVENANTS & AGREEMENTS

     5.1 Interim Operations of the Subject Business. Between the date hereof and the Closing:

               (a) the Seller shall (i) carry on the Subject Business in the usual, regular and ordinary course and in substantially the same manner as currently conducted and in material compliance with all applicable Laws, pay all debts that would otherwise constitute Assumed Liabilities when due, subject to good faith disputes over such liabilities and (ii) use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact the present business organization of the Subject Business, (B) keep available the services of the Transferred Employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and other persons with which it has significant business dealings relating to the Subject Business; and

               (b) except as set forth in Section 5.1 of the Seller Disclosure Schedule or consented to in writing by Buyer, Seller shall not:

                    (i) divest, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to divest, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, any Transferred Assets other than (A) Transferred Tangible Property in the ordinary course of business or (B) Permitted Encumbrances;

                    (ii) increase the compensation or employee benefits of any officers or employees of the Seller who will become Transferred Employees;

                    (iii) modify, amend or terminate any Transferred Contract or enter into any new contracts or agreements with respect to the Subject Business involving payments in excess of $50,000 in the aggregate, other than in the ordinary course of business;

                    (iv) enter into any new contracts or agreements with respect to the Subject Business having a term greater than 90 days;

                    (v) make any change to the accounting methods, principles or practices of the Subject Business, except as may be required by GAAP;

                    (vi) enter into any settlement agreements involving payments in excess of $50,000 in the aggregate or which would restrict the Subject Business with respect to any litigation or any claim (whether pending or threatened) relating to the Subject Business;

                    (vii) make any capital expenditure related to the Subject Business in excess of $50,000 in the aggregate;

                    (viii) make any material change in the methods of manufacture, management or operation of the Subject Business;

                    (ix) make any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person which would be included in the Transferred Assets;

                    (x) to the extent related to the Subject Business or Transferred Assets, incur or assume any long-term or short-term debt or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or

                    (xi) authorize, or commit or agree to take any of the foregoing actions.

     5.2 Proxy Statement and Approval of the Seller’s Shareholders.

          As promptly as practicable, but no later than ten (10) business days after the execution and delivery of this Agreement, the Seller shall prepare and file with the SEC a preliminary proxy statement to be used in connection with the Seller’s solicitation of proxies from its shareholders to approve and adopt this Agreement and the Transactions. The Buyer shall promptly provide to the Seller such information concerning its business and financial statements and affairs as may be required or appropriate for inclusion in the proxy statement, or in any amendments or supplements thereto, and the Buyer will cause its counsel and auditors to cooperate with the Seller’s counsel and auditors in the preparation of the preliminary proxy statement. The preliminary proxy statement and the Proxy Statement will comply in all material respects with all applicable Laws and the Seller will, after consultation with the Buyer, promptly respond to any comments made by the SEC with respect to such preliminary proxy statement and, as soon as possible, cause a definitive proxy statement (the “Proxy Statement”) to be mailed to its shareholders. The Proxy Statement shall contain the recommendation of the board of directors of the Seller that shareholders of the Seller vote in favor of the approval of this Agreement and the Transactions contemplated herein. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Seller shall promptly consult with the Buyer of such occurrence and the Seller shall use its commercially reasonable efforts to obtain and furnish any information, promptly provide comments to the SEC or its staff, and file such amendment or supplement. The

Seller shall duly call, give proper notice of, convene, and hold a special meeting of the shareholders as soon as reasonably practicable following the execution of this Agreement for the purpose of considering and taking action upon this Agreement and the Transactions. The Seller shall use its commercially reasonable efforts to solicit from the shareholders of the Seller proxies in favor of the approval of this Agreement and the Transactions and shall take all other action necessary or advisable to secure the vote or consent of its shareholders required to effect the Transactions.

     5.3 Access.

          Except as prohibited by applicable Law or by the agreements of the Seller with third Persons, during the period commencing with the execution and delivery of this Agreement and ending on the Closing Date, the Seller shall afford to the Buyer and its representatives, subject to reasonable advance notice and at all reasonable times, reasonable access to the personnel, professional advisors, properties, contracts, Books and Records and other documents and data of the Seller relating to the Subject Business, the Transferred Assets or the Products, in each case only to the extent that such material relates to the Subject Business, Transferred Assets or the Products.

     5.4 Confidentiality.

          Whether or not the Transactions shall be consummated, any information obtained during the course of any investigation conducted pursuant to the provisions of Section 5.3 hereof or in connection with the negotiation and execution of the Transaction Agreements and/or the consummation of the Transactions (including the Transferred Books and Records), as well as the terms and provisions of the Transaction Agreements (including the Purchase Price and any other amounts payable pursuant to any Transaction Agreement), shall be governed by the terms and conditions of that certain Confidential Disclosure Agreement, dated January 7, 2005, by and between the Seller and the Buyer; provided, however, that if the Transactions shall be consummated, nothing set forth in the Confidential Disclosure Agreement or this Section 5.4 shall restrict the Buyer’s use of or disclosures regarding the Transferred Assets.

     5.5 Public Disclosure.

          Without limiting any other provision of this Agreement or any of the Ancillary Agreements, the Seller and the Buyer shall consult with each other before issuing, and shall provide the other with an opportunity to review, comment upon and concur with, and shall use commercially reasonable efforts to agree upon, any press release or other disclosure, statement or communication in respect of the Transaction Agreements and/or the Transactions, and, except as required by applicable Law (including applicable securities Laws) or any listing agreement with The Nasdaq Stock Market, Inc. or other applicable national or regional securities exchange, neither the Seller nor the Buyer shall issue any press release, make any public disclosure or make any statement or communication to any third party (other than their respective agents and representatives) regarding the Transaction Agreements and/or the Transactions (including, if applicable, the termination of any Transaction Agreement and the reasons therefor) without the prior written consent of the other party hereto.

     5.6 Reasonable Efforts.

          On the terms and subject to the conditions set forth in this Agreement, the Seller and the Buyer shall use their respective commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, as promptly as possible, to obtain all necessary Third Party Consents and consents of Government Authorities, to effect or make all necessary registrations, qualifications and filings and to remove any injunctions or other impediments or delays, legal or otherwise, required to be obtained, made or removed in order to consummate and make effective the Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. All filing fees payable to Government Authorities shall be shared equally between the Seller and the Buyer, with the exception of any fees incurred in connection with the preliminary proxy statement or the Proxy Statement, all of which shall be paid by the Seller.

     5.7 Revised Seller Schedules.

          At any time and from time to time after the execution and delivery of this Agreement, the Seller may amend, modify, update or supplement the information set forth in the Schedules to this Agreement or in the Seller Disclosure Schedule, in whole or in part, by delivery to the Buyer of an amended and restated copy of one or more Schedules to this Agreement or the Seller Disclosure Schedule (each, a “Revised Seller Schedule”), clearly marked to reflect all of the Seller’s proposed amendments, modifications, updates and supplements thereto. In the event and to the extent that the Buyer shall fail to object in writing to a Revised Seller Schedule within five (5) business days following its receipt thereof, such Revised Seller Schedule shall be deemed (i) to replace and supersede in its entirety the corresponding Schedule to this Agreement or the Seller Disclosure Schedule, as applicable (and any and all corresponding Revised Seller Schedules previously delivered by the Seller to the Buyer pursuant to this Section 5.7) and (ii) to be the definitive corresponding Schedule to this Agreement or Seller Disclosure Schedule, as applicable, for all purposes of and under this Agreement, including for purposes of (A) determining the Transferred Assets to be purchase and sold pursuant to Article 2 hereof, (B) determining whether the conditions to the obligations of the Buyer set forth in Section 8.2(a) hereof have been satisfied and (C) establishing the indemnification obligations of the Seller pursuant to Section 9.2 hereof. In the event that the Buyer shall object in writing to any amended, modified, updated or supplemented information set forth in a Revised Seller Schedule within five (5) business days following its receipt thereof, such amended, modified, updated or supplemented information (x) shall not be deemed to amend the corresponding Schedule to this Agreement for purposes of determining the Transferred Assets to be purchased and sold pursuant to Article 2 hereof, and (y) shall not be deemed to qualify the representations and warranties of the Seller set forth in this Agreement for purposes of determining whether the conditions to the obligations of the Buyer set forth in Section 8.2(a) hereof have been satisfied;

provided, however, that notwithstanding the Buyer’s objection in writing to any such amended, modified, updated or supplemented information set forth in a Revised Seller Schedule that purports to amend or modify the Seller Disclosure Schedule within such five (5) business day period, in the event that the Transactions shall be consummated, such amended, modified, updated or supplemented information shall be deemed to replace and supersede in its entirety the corresponding information set forth in the Seller Disclosure Schedule (and in any and all Revised Seller Schedules (to the extent that any such Revised Seller Schedule amended and superseded the Seller Disclosure Schedule) previously delivered by the Seller to the Buyer pursuant to this Section 5.7) for purposes of establishing the indemnification obligations of the Seller pursuant to Section 9.2 hereof.

     5.8 No Solicitation.

               (a) The Seller shall immediately cease any discussions or negotiations with any Persons other than Buyer that may be ongoing with respect to the proposed Transactions and shall seek to have returned to the Seller any confidential information that has been provided in any such discussions or negotiations. From the date hereof, the Seller shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors, or employees or any Affiliate, investment banker, financial advisor, attorney, accountant, or other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage discussions (including by way of furnishing information which has not been previously publicly disseminated), or take any other action intended to facilitate any inquiries or the making of any Proposal or (ii) participate in any discussions or negotiations regarding any Proposal.

               (b) Except as specially permitted under the terms of this Section 5.8(b), neither the board of directors of the Seller nor any committee thereof shall, in a manner adverse to the Buyer, privately or publicly, (i) withhold, withdraw, amend or modify its recommendation in favor of the approval of this Agreement and the Transactions, (ii) approve or recommend any Proposal or (iii) cause the Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Proposal; provided, however, notwithstanding the foregoing or anything in this Agreement to the contrary, nothing in this Agreement shall prevent the board of directors of the Seller or any committee thereof from withholding, withdrawing, amending or modifying its recommendation in favor of the approval of this Agreement and the Transactions at any time prior to the time at which the Seller’s shareholders have duly approved this Agreement and the Transactions under California Law, if (i) the Seller receives an unsolicited Superior Proposal after the execution of this Agreement under circumstances that does not arise out of a breach of the terms of this Section 5.8, and such Superior Proposal has not been withdrawn, and (ii) the board of directors of the Seller determines in good faith, after considering applicable Law and after consultation with its outside counsel, that, in light of such Superior Proposal, the withholding, withdrawing, amending or modifying such recommendation is consistent with by the fiduciary duties of the board of directors of the Seller to the Seller’s shareholders under applicable Law. In addition, nothing in this Agreement shall prohibit the board of directors of the Seller from

(i) taking and disclosing to the Seller’s shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, (ii) complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (iii) making any disclosure that is required to comply with the board’s fiduciary duty of candor (including, without limitation, a change of recommendation in favor of the approval of this Agreement and the Transactions) to the Seller’s shareholders under applicable Law.

               (c) The Seller shall promptly advise the Buyer, both orally and in writing, of (i) any Proposal, whether or not a Superior Proposal, and the material terms and conditions thereof, including the identity of the Persons making it, and (ii) any request for confidential information of the Company, whether in connection with a Proposal or otherwise.

     5.9 Appropriate Action.

          The Seller and the Buyer shall promptly notify each other in writing of any pending or, to the Knowledge of the Seller or the Buyer, as applicable, threatened action, proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit the right of the Buyer to own or operate all or any portion of the Subject Business. The Seller and the Buyer shall cooperate with each other and use commercially reasonable efforts in defending any such action, proceeding or investigation, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.

     5.10 Mail and Payments.

               (a) The Seller authorizes and empowers the Buyer on and after the Closing Date to receive and open all mail and other communications received by the Buyer relating to the Subject Business and to deal with the contents of such communications in good faith and in a proper manner. The Seller shall promptly deliver to the Buyer any mail or other communication received by the Seller after the Closing Date pertaining to the Subject Business.

               (b) The Seller shall promptly pay or deliver to the Buyer any monies or checks relating to the Subject Business which have been mistakenly sent after the Closing Date by customers or others to the Seller and which should have been sent to the Buyer.

               (c) The Seller agrees that the Buyer has the right and authority to endorse, without recourse, any check or other evidence of indebtedness received by the Buyer in respect of any note or account receivable transferred to the Buyer pursuant to this Agreement and the Seller shall furnish the Buyer such evidence of this authority as the Buyer may request.

               (d) The Buyer shall promptly pay or deliver to the Seller any monies or checks which have been mistakenly sent after the Closing Date to the Buyer and which should have been sent to the Seller.

     5.11 Voting Agreements.

          As soon as practicable following the execution of this Agreement (and in any event within one (1) business day thereafter), the Seller shall notify its transfer agent for shares of common stock of the Seller of the restrictions set forth in the Voting Agreements and instruct such transfer agent to implement control procedures to enforce such transfer restrictions in accordance with its customary practices.

     5.12 Change of Corporate Name.

          As soon as practicable following the Closing, Seller shall deliver to Buyer a duly executed and acknowledged certificate of amendment to the Seller’s articles of incorporation or other appropriate document which is required to change the Seller’s corporate name to a new name bearing no resemblance to its present name so as to make the Seller’s present name available to Buyer.

     5.13 Environmental Matters. To the extent not undertaken and completed prior to the Closing, following the Closing, Seller shall undertake and complete all response actions (“Seller Response Actions”) reasonably necessary to comply in all material respects with all Environmental Laws in respect of any conditions of environmental contamination identified by the New Environmental Scope of Work, to the extent such conditions reasonably are attributed to the conduct of Seller or persons under Seller’s control or to Seller’s operations at or use of the Leased Real Property since the inception of Seller’s occupancy of said property. The Seller and the Buyer shall cooperate in good faith to conduct all additional appropriate testing to the extent required during the course of the New Environmental Scope of Work. Seller Response Actions shall be performed at Seller’s sole cost and shall be performed with all practicable diligence and speed, in conformance with all applicable Environmental Laws, and in a manner that does not unreasonably interfere with Buyer’s use and occupancy of the Leased Real Property. Following the Closing, Buyer shall provide Seller and its consultants reasonable access to the Leased Real Property to complete the Seller Response Actions during business hours, and with Buyer’s approval not to be unreasonably withheld or delayed, at such other times requested by Seller. Seller shall keep Buyer informed of the status of Seller Response Actions, including, without limitation, promptly providing Buyer with full copies of all reports filed with, and all correspondence exchanged with, Governmental Authorities in connection with Seller Response Actions. Seller’s obligation to perform Seller Response Actions under this Section 5.13 shall be limited to Two Million Dollars ($2,000,000) (the “Seller Remediation Cap”). Any environmental contamination discovered by the New Environmental Scope of Work and the Seller Response Actions shall not be considered a breach of any representation contained in Article III hereof. Once Seller reasonably documents either (i) that it has completed all Seller Response Actions to the standard set forth in this Section 5.13, or (ii) that, in performing Seller Response Actions consistent with this standard, it has incurred an amount equal to or exceeding the Seller Remediation Cap, then Seller have no further obligations in respect of any Liabilities arising out of Hazardous Materials existing in, on under or about the Leased Real Property whether before or after the Closing Date, and Buyer shall indemnify the Seller against such Liabilities (the “Residual Environmental Liabilities”).

ARTICLE 6

EMPLOYEE MATTERS

     6.1 Employment Matters.

               (a) Prior to the Closing Date, the Buyer shall make written offers of employment to all of the Transferred Employees, on terms substantially similar to the terms of their current employment, such employment to be effective as of, and subject to, the Closing. Nothing in this Agreement shall limit the right of the Buyer to terminate the employment of any Transferred Employee following the Closing Date.

               (b) On the Closing Date, the Seller shall terminate all Transferred Employees immediately prior to Closing and shall pay any and all Liabilities relating to such termination, including, without limitation, any and all payments and benefits due to such Transferred Employees pursuant to accrued salary and wages, pension, retirement, savings, health, welfare and other benefits and severance payments or similar payments that such Transferred Employees have earned or accrued, but which remain unpaid through the Closing Date, including any earned wages in respect of accrued vacation.

               (c) The Buyer shall make any filings and shall deliver any notices required in connection with the Transactions under the Worker Adjustment and Retraining Notification Act (“WARN Act”), or any similar state law, so that Seller shall have no liability under the WARN Act or other similar law as a result of the Transactions with respect to Transferred Employees. The Buyer shall be solely responsible for and agrees to indemnify, hold harmless and, at the option of the Seller to defend, the Seller from and against any Liability under the WARN Act or similar state law in connection with any Transferred Employee who is found to have suffered an “employment loss” under the WARN Act.

               (d) The Seller and the Buyer agree that the Buyer has purchased substantially all of the property in the Subject Business and in connection therewith the Buyer will employ individuals who immediately prior to the Closing were employed in such trade or business by the Seller. Accordingly, the Seller shall on or before December 15, 2005 provide the Buyer will all necessary and reasonably requested payroll records for the calendar year which includes the Closing Date, the Buyer will send to the appropriate Social Security Administration office a duly completed Form W-3 (and copies of the corresponding duly completed Form W-2) for each employee employed by the Buyer who had been employed by the Seller disclosing all wages and other compensation paid for such calendar year and Taxes withheld therefrom, and provided tha the Seller has delivered to the Buyer all necessary and reasonably requested payroll records, the Seller will be relieved of the responsibility to do so. It is the intent of the parties that the obligations of the Buyer and the Seller under this Section 6.1(d) shall be carried out in accordance with Section 5 of Revenue Procedure 2004-53.

     6.2 401(k) Rollovers.

          . Following the Closing, the Seller shall use commercially reasonable efforts to permit the direct rollover (pursuant to the rollover provisions of Section 401(a)(31) of the Code) of cash account balances of the Transferred Employees who accept employment with the Buyer under the Seller’s 401(k) plan to the Buyer’s 401(k) plan in which any such Transferred Employees is eligible to participate, upon the request of any such Transferred Employee. Buyer agrees to accept rollover contributions (including, if requested by any such Transferred Employee, the rollover of any notes evidencing an outstanding plan loan or loans) on behalf of any Transferred Employee who accepts employment with the Buyer to the Buyer’s 401(k) plan in accordance with the Code and the terms of the Buyer’s 401(k) plan if such Transferred Employee so elects. If necessary, the Seller agrees to amend its 401(k) plan to permit any outstanding plan loan of any Transferred Employee who accepts employment with the Buyer to be rolled over in accordance with this Section 6.2.

     6.3 Access to Employees.

          Until the six month anniversary of the Closing Date, the Seller will use reasonable efforts to provide the Buyer with access to the Seller Management.

     6.4 Employee Benefits. For at least one year following the Closing, the Buyer shall arrange for each participant in the Seller Benefit Plans (the “Seller Participants”) (including without limitation all eligible dependents) who becomes a Buyer employee (or an employee of any Buyer subsidiary or affiliate) after the Closing to be eligible during the term of his or her employment by the Buyer for substantially the same benefits in the aggregate as those provided to similarly situated employees of Buyer immediately prior to Closing. Each Seller Participant shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any applicable break in service or similar rule, receive credit for eligibility and vesting purposes under Buyer employee benefit plans for years of service with the Seller (andr its subsidiaries and predecessors) prior to the Closing Date (except where doing so would cause a duplication of benefits). If applicable, the Buyer shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Seller Participants and their eligible dependents in accordance with applicable laws an..d shall provide them with credit for any co-payments, deductibles, and offsets similar payments) made during the plan year including the Closing for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Buyer employee benefit plans or programs in which they are eligible to participate after the Closing. This Section 6.4 shall not confer any rights or remedies upon any Person other that the Buyer or Seller and their respective successors and permitted assigns

ARTICLE 7

TAX MATTERS

     7.1 Responsibility for Filing Tax Returns. Subject to Section 7.2 hereof, Seller will be responsible for the preparation and filing of all Tax Returns of Seller (including Tax Returns required to be filed after the Closing Date), to the extent such Tax Returns include or relate to Seller’s operation of the Subject Business or Seller’s use or ownership of the Transferred Assets on or prior to the Closing Date. Such Tax Returns, to the extent they relate to the operation of the Subject Business or the Transferred Assets, shall be true, complete and correct in all material respects. Seller will be responsible for and make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the operation of the Subject Business or the Transferred Assets. Buyer will be responsible for the preparation and filing of all Tax Returns that it is required to file with respect to Buyer’s operation of the Subject Business or Buyer’s ownership or use of the Transferred Assets attributable to taxable periods (or portions thereof) commencing after the Closing Date. Buyer’s Tax Returns, to the extent they relate to the operation of the Subject Business or the Transferred Assets, shall be true, complete and correct in all material respects. Buyer will make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the operation of the Subject Business or the Transferred Assets.

     7.2 Straddle Period Taxes.

          In the case of any real or personal property taxes or any similar taxes attributable to the Transferred Assets that are reported on a Tax Return covering a period commencing before the Closing Date and ending thereafter (a “Straddle Period Tax”), any such Straddle Period Tax shall be prorated between the Seller and the Buyer on a per diem basis. Notwithstanding anything else set forth in this Agreement, the party required by law to pay any such Straddle Period Tax shall provide the other party with a proof of payment, and within ten (10) days of receipt of such proof of payment, such other party shall reimburse the party that paid the Straddle Period Tax for its share of such Straddle Period Tax. The party required to file a Tax Return with respect to Straddle Period Taxes shall do so within the time period prescribed by law.

ARTICLE 8

CONDITIONS TO THE CLOSING

     8.1 Conditions to Obligations of Each Party.

          The respective obligations of the Buyer and the Seller to consummate the Transactions shall be subject to the satisfaction or fulfillment, at or prior to the Closing, of each of the following conditions:

               (a) Shareholder Approval. This Agreement and the Transactions shall have been approved and adopted by the requisite vote of the Seller’s shareholders under California Law.

               (b) Governmental Approvals. All waivers, consents, approvals, authorizations, qualifications or other orders issued by, or declarations or filing made with, and waiting periods imposed by, any Governmental Authority reasonably deemed necessary or appropriate by the Buyer and the Seller to consummate the Transactions shall have been timely obtained, made or expired.

               (c) Illegality. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Transactions.

               (d) Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect, nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending.

     8.2 Additional Conditions to the Obligations of the Buyer.

          The obligation of the Buyer to effect the Transactions shall be subject to the satisfaction or fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in whole or in part exclusively by the Buyer (in the Buyer’s sole discretion) pursuant to a written instrument:

               (a) Representations and Warranties. The representations and warranties of the Seller set forth in Article 3 hereof (as modified by any Revised Seller Disclosure Schedule pursuant to Section 5.7 hereof) that are qualified by reference to materiality or a Material Adverse Effect (i) shall have been true and correct on and as of the date hereof and (ii) shall be true and correct on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, except in the case of this clause (ii) for those representations or warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct only as of such particular date. The representations and warranties of the Seller set forth in Article 3 hereof (as modified by any Revised Seller Disclosure Schedule pursuant to Section 5.7 hereof) that are not qualified by reference to materiality or a Material Adverse Effect (i) shall have been true and correct on and as of the date hereof in all material respects and (ii) shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, except in the case of this clause (ii) for those representations or warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct in all material respects only as of such particular date.

               (b) Covenants. The Seller shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Seller at or before the Closing.

               (c) Certificate of the Seller. The Buyer shall have received a certificate, validly executed for and on behalf of the Seller and in its name by a duly authorized officer thereof, to the effect that, as of the Closing, the conditions to the obligation of the Buyer to consummate the Transaction set forth in Section 8.2(a) and Section 8.2(b) hereof have been satisfied or fulfilled (unless otherwise waived by the Buyer in accordance with the terms hereof).

               (d) Non-Competition Agreement. The Seller shall have received a fully executed copy of the Non-Competition Agreement in form and substance as set forth in Exhibit E.

               (e) Ancillary Agreements and Seller Transfer Documents. The Seller shall have executed and delivered to the Buyer the Seller Transfer Documents, the Escrow Agreement and the Lease Assignment Agreement.

               (f) Consents. All approvals, consents, waivers and authorizations set forth in Schedule 8.2(f) hereto shall have been obtained and in full force and effect.

               (g) New Environmental Scope of Work/Seller Remediation Cap. Seller shall have completed the New Environmental Scope of Work and the cost of the Seller Response Actions, as reasonably determined by ENVIRON International Corporation and described in a report provided to Buyer and Seller prior to the Closing Date, shall not be reasonably expected to exceed the Seller Remediation Cap.

     8.3 Additional Conditions to Obligations of the Seller.

          The obligation of the Seller to effect the Transactions shall be subject to the satisfaction or fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in whole or in part exclusively by the Seller (in the Seller’s sole discretion) pursuant to a written instrument:

               (a) Representations and Warranties. The representations and warranties of the Buyer set forth in Article 4 hereof that are qualified by reference to materiality or a Material Adverse Effect (i) shall have been true and correct on and as of the date hereof and (ii) shall be true and correct on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, except in the case of this clause (ii) for those representations or warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct only as of such particular date. The representations and warranties of the Buyer set forth in Article 4 hereof that are not qualified by reference to materiality or a Material Adverse Effect (i) shall have been true and correct on and as of the date hereof in all material respects and (ii) shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, except in the case of this clause (ii) for those representations or warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct in all material respects only as of such particular date.

               (b) Covenants. The Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Buyer at or before the Closing.

               (c) Certificate of the Buyer. The Seller shall have received a certificate, validly executed for and on behalf of the Buyer and in its name by a duly authorized officer thereof, to the effect that, as of the Closing, the conditions to the obligation of the Seller to consummate the Transaction set forth in Section 8.3(a) and Section 8.3(b) hereof have been satisfied or fulfilled (unless otherwise waived by the Seller in accordance with the terms hereof).

               (d) Ancillary Agreements and Buyer Assumption Documents. The Buyer shall have executed and delivered to the Seller the Buyer Assumption Documents, the Escrow Agreement and the Lease Assignment Agreement.

ARTICLE 9

SURVIVAL; INDEMNIFICATION

9.1 Survival of Representations, Warranties, Covenants and Agreements.

               (a) The representations, warranties, covenants and agreement of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive until six-month anniversary of the Closing Date (the “Survival Period”).

               (b) Notwithstanding Section 9.1(a), any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the Survival Period if the Indemnification Notice relating to the inaccuracy or breach which gives rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

     9.2 Indemnity by the Seller. Subject to this Article 9 (including the limitations on indemnification as set forth in Section 9.4(a)), the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its directors, officers, shareholders, employees, agents, representatives and Affiliates (collectively, the “Buyer Indemnified Parties”) against and in respect of all Damages incurred or suffered by any Buyer Indemnified Party arising out of or in connection with:

               (a) any breach of any representation or warranty made by the Seller herein, determined without regard to any materiality qualification contained in any such representation or warranty; or

               (b) any breach or nonfulfillment by the Seller of, and any noncompliance by the Seller with, any covenant, agreement or obligation contained herein.

     9.3 Indemnity by the Buyer. Subject to this Article 9 (including the limitations on indemnification as set forth in Section 9.4(b)), the Buyer hereby agrees to indemnify, defend and hold harmless the Seller and each of its directors, officers, shareholders, employees, agents, representatives and Affiliates (collectively, the “Seller Indemnified Parties”) against and in respect of all Damages incurred or suffered by any Seller Indemnified Party arising out of or in connection with:

               (a) any breach of any representation or warranty made by the Buyer herein, determined without regard to any materiality qualification contained in any such representation or warranty;

               (b) any breach or nonfulfillment by the Buyer of, and any noncompliance by the Buyer with, any covenant, agreement or obligation contained herein; or

               (c) any Residual Environmental Liabilities.

     9.4 Limitations on Indemnity.

               (a) Limitations on Indemnity by the Seller.

                    (i) The Seller shall not be liable to any Buyer Indemnified Parties in respect of any Damages pursuant to Section 9.2 until such time as the aggregate amount of all such Damages shall exceed $100,000 (the “Indemnity Basket”); provided, however, that, in such event, the Seller shall be responsible for the entire amount of all such Damages (including the initial $100,000).

                    (ii) The aggregate liability of the Seller for indemnification claims under Section 9.2 will be limited to $300,000 (the “Indemnity Cap”).

               (b) Limitations on Indemnity by the Buyer.

                    (i) The Buyer shall not be liable to any Seller Indemnified Parties in respect of any Damages pursuant to Section 9.3 until such time as the aggregate amount of all such Damages shall exceed the Indemnity Basket; provided, however, that, in such event, the Buyer shall be responsible for the entire amount of all such Damages (including the initial $100,000).

                    (ii) The aggregate liability of the Buyer for indemnification claims under Section 9.3 will be limited to the Indemnity Cap.

               (c) Special, Consequential, Incidental, Punitive and Exemplary Damages. Notwithstanding anything to the contrary set forth herein, neither the Buyer Indemnified Parties, on the one hand, nor the Seller Indemnified Parties, on the other hand, shall be entitled to indemnification from the Seller or the Buyer, respectively, pursuant to the indemnification provisions of this Article 9 or otherwise, for any special, consequential, incidental, punitive or exemplary damages that may be imposed upon, suffered or incurred by the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, except as such damages may be required to be paid to a Government Authority or to a third party which is not affiliated with a party to this Agreement.

               (d) Characterization of Indemnity Payments. Any indemnification payment shall be considered, to the extent permissible under Law, as adjustments to the Purchase Price for Tax purposes.

               (e) Mitigation. Each party agrees that it shall, and it shall cause its Affiliates to, use its or their commercially reasonable efforts to mitigate any Damages to be indemnified.

               (f) No Limitation on Right to Contest. Nothing in this Section 9.4 shall be construed as a limitation on the indemnifying party’s right to contest in good faith whether the indemnified party is entitled to indemnification pursuant to this Article 9 with respect to a particular claim.

     9.5 Exclusive Remedy. Whether or not the Transactions shall be consummated pursuant to the terms and conditions of this Agreement, except in the event of fraud or the willful or intentional breach of the provisions of this Agreement, the sole and exclusive remedy of the Buyer Indemnified Parties, on the one hand, and the Seller Indemnified Parties, on the other hand, with respect to any and all claims arising out of or relating to this Agreement, whether arising in contract, tort or otherwise, shall be the right of the Buyer Indemnified Parties and the Seller Indemnified Parties, as the case may be, to make claims of indemnification for Damages pursuant to the provisions of this Article 9. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under applicable Law, any and all other rights, claims and causes of action it or any of its affiliates may have (excluding rights, claims or causes of action of any party under this Article 9 for fraud or fraudulent misrepresentation with respect to representations and warranties made by the Seller or knowing, intentional or willful breaches of or inaccuracies in any representations and warranties), from and after the Closing, against the Seller Indemnified Parties or the Buyer Indemnified Parties, as the case may be. The provisions of this Section 9.5 shall not restrict the right of any party to seek specific performance or other equitable remedies in connection with any breach of any of the covenants contained in this Agreement or any of the Transaction Agreements. If it is finally determined that a Buyer Indemnified Party is entitled to indemnification provided in this Article 9, then such Buyer Indemnified Party’s sole remedy shall be from amounts held pursuant to the Escrow Agreement.

     9.6 Indemnification Procedures

               (a) In the event that a Seller Indemnified Party or a Buyer Indemnified Party shall incur or suffer any Damages in respect of which indemnification may be sought by such Party (such party an “Indemnified Party”) pursuant to the provisions of this Article 9 from the Buyer or the Seller, as the case may be (each, an “Indemnifying Party”), the Indemnified Party shall submit to the Indemnifying Party an Indemnification Notice stating the nature and basis of such claim. In the case of Damages arising by reason of any third-party claim (a “Third Party Claim”), the Indemnification Notice shall be given within thirty (30) days of the actual knowledge by the Indemnified Party of the filing or other written assertion of any such claim against the Indemnified Party, but the failure of the Indemnified Party to give the Indemnification Notice within such time period shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party, except to the extent that the Indemnifying Party is actually materially prejudiced thereby.

               (b) Any Indemnifying Party will have the right to defend, at such Indemnifying Party’s own expense, the Indemnified Party against any Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as:

                    (i) the Indemnifying Party notifies the Indemnified Party in writing within ten (10) Business Days after the Indemnified Party has provided an Indemnification Notice with respect to the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from the Third Party Claim;

                    (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder;

                    (iii) the Third Party Claim against the Indemnified Party involves money damages; and

                    (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          If the Indemnifying Party chooses to defend a Third Party Claim, the Indemnified Party shall make available to the Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense, subject to the receipt of appropriate confidentiality agreements and only to the extent that making such items available to the Indemnifying Party would not invalidate the Indemnified Party’s rights of attorney-client privilege with respect to such matter.

               (c) So long as the Indemnifying Party is conducting the defense of a Third Party Claim in accordance with Section 9.6(b):

                    (i) the Indemnified Party may retain separate co-counsel at its own cost and expense and participate in the defense of the Third Party Claim;

                    (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim, nor take any voluntary action prejudicial to the determination of the Third Party Claim, without the prior written consent of the Indemnifying Party (which consent will not unreasonably be withheld); and

                    (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Indemnified Party from all liability thereunder.

               (d) If the Indemnifying Party fails to notify the Indemnified Party of its election to defend against a Third Party Claim as herein provided, or otherwise abandons or neglects the defense of such Third Party Claim or if the Indemnifying Party does not have the right under Section 9.6(b) to assume the defense:

                    (i) the Indemnified Party shall have the right (without prejudice of any of its rights as against the Indemnifying Party) to control the defense of such Third Party Claim;

                    (ii) the Indemnified Party may consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may deem appropriate;

                    (iii) the costs and expenses of the Indemnified Party incurred in connection therewith shall be indemnifiable by the Indemnifying Party pursuant to the terms of this Agreement; and

                    (iv) the Indemnified Party shall keep the Indemnifying Party informed of the status of the defense of the Third Party Claim and furnish the Indemnifying Party with all documents, instruments and information that the Indemnifying Party shall reasonably request in connection therewith, and the Indemnifying Party, at the Indemnifying Party’s own cost and expense and with counsel of their own choice, shall have the right to consult with the Indemnified Party and such party’s counsel or other representatives concerning the Third Party Claim.

               (e) Notwithstanding anything to the contrary contained herein, in connection with any Third Party Claim in which the Indemnified Party shall conclude, based upon the advice of its counsel and under the applicable standards of professional conduct, that (1) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Third Party Claim or (2) there are specific defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, then the Indemnified Party shall have the right to assume and direct the defense of such Third Party Claim. In such an event, the Indemnifying Party shall pay the fees and expenses of counsel of each of the Indemnifying Party and Indemnified Party.

ARTICLE 10

TERMINATION, AMENDMENT AND WAIVER

     10.1 Termination. Except as set forth in Section 10.2 hereof, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

               (a) by mutual written consent of the Buyer and the Seller;

               (b) by the Buyer or the Seller by written notice if the Transactions have not been consummated and the Closing shall not have occurred by June 30, 2005 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party hereto whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before the Termination Date and such action or failure to act constitutes a material breach of this Agreement;

               (c) by the Buyer or the Seller if this Agreement and the Transactions shall not have been approved and adopted by the requisite vote of the Seller’s shareholders under California Law at a meeting of the Seller’s shareholders duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any party hereto whose action or failure to act has been a principal cause of or resulted in the failure of the Seller to obtain the requisite shareholder approval of this Agreement and the Transactions and such action or failure to act constitutes a material breach of this Agreement;

               (d) by the Buyer or the Seller if: (i) there shall be in effect a final non-appealable order, judgment, injunction or decree of a court of competent jurisdiction in effect preventing the consummation of the Transactions and, prior to such termination, the parties shall have used their respective commercially reasonable efforts to resist, resolve or lift, as applicable, such order, judgment, injunction or decree or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Authority that would make consummation of the Transactions illegal;

               (e) by the Buyer if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Seller set forth in this Agreement such that the conditions set forth in Section 8.2 hereof would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Seller; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

               (f) by the Seller if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Buyer set forth in this Agreement such that the conditions set forth in Section 8.3 hereof would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Buyer; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

               (g) by the Seller, at any time prior to the six-month anniversary of the execution of this Agreement, if (i) it is not in material breach of the terms of Section 5.8(a) hereof, (ii) the board of directors of the Seller has authorized the Seller to enter into a definitive agreement for a transaction that constitutes a Superior Proposal, (iii) the Seller has notified the Buyer in writing that the Seller has received a Superior Proposal and intends to enter into a definitive agreement with respect to such Superior Proposal pursuant to Section 5.8(b) hereof, and (iv) Buyer does not make, within five (5) business days after receipt of the Seller’s written notice of its intention to enter into a definitive agreement with respect to such Superior Proposal, an offer that the board of directors of the Seller determines in good faith (after consultation with its financial advisor) to be more favorable to the Seller’s shareholders from a financial point of view than the terms of the Superior Proposal; or

               (h) by the Buyer if the board of directors of the Seller, shall have, in a manner adverse to the Buyer, publicly (i) withdrawn its recommendation of this Agreement and the Transactions or (ii) approved or recommended any Proposal or proposed publicly to approve or recommend, or publicly taken a neutral position with respect to, any Proposal.

     10.2 Effect of Termination; Fee.

               (a) In the event of termination of this Agreement pursuant to Section 10.1 hereof, this Agreement shall forthwith become void and there shall be no Liability on the part of any party hereto, or its affiliates, officers, directors or stockholders; provided, however, notwithstanding the foregoing, nothing set forth in this Section 10.2 shall relieve any party hereto from liability for any breach of any of the covenants or agreements in this Agreement including Section 10.2(b) hereof; and, provided further, that the provisions of Section 5.4 (Confidentiality) and Section 5.5 (Public Disclosure) hereof, this Section 10.2 and Article 12 hereof shall remain in full force and effect and survive any termination of this Agreement.

               (b) In the event that (i) this Agreement and the Transactions contemplated hereby shall be terminated prior to the Closing pursuant to Section 10.1(g) or Section 10.1(h) hereof, (ii) the Buyer shall have satisfied in all material respects all conditions to Closing that are or were at the time within the reasonable control of the Buyer and shall not have taken action reasonably calculated to prevent the Closing, then the Seller shall pay to the Buyer within two (2) business days of such termination by wire transfer of same day funds, a termination fee equal to Five Hundred Thousand Dollars ($500,000) (the “Termination Fee Amount”). In the event that (i) this Agreement and the Transactions contemplated hereby shall be terminated prior to the Closing pursuant to

Section 10.1(c) hereof, (ii) the Buyer shall have satisfied in all material respects all conditions to Closing that are or were at the time within the reasonable control of the Buyer and shall not have taken action reasonably calculated to prevent the Closing, (iii) following the execution of this Agreement and the public announcement of the Transactions and prior to such termination, a Proposal shall have been publicly announced and not withdrawn, and (iv) within three (3) months following such termination, the Seller shall have either (A) consummated the transactions contemplated by such Proposal or (B) entered into a letter of intent or Contract in respect of the transactions contemplated by such Proposal and later consummates such Proposal, then the Seller shall pay to the Buyer within two (2) business days of consummating such transaction by wire transfer of same day funds, a termination fee equal to the Termination Fee Amount. The Seller acknowledges that the agreements contained in this Section 10.2(b) are an integral part of the Transactions and that, without these agreements, the Buyer would not enter into this Agreement. Any payment made by the Seller pursuant to this Section 10.2(b) shall constitute liquidated damages with respect to any claim for damages or any other claim that the Buyer would otherwise be entitled to assert against the Seller or its assets, or against any of the Seller’s directors, officers, employees, shareholders or Affiliates, with respect to any such termination of this Agreement pursuant to Section 10.1(c), Section 10.1(g) or Section 10.1(h) hereof, and shall constitute the sole and exclusive remedy of the Buyer with respect to any such termination of this Agreement.

     10.3 Amendment.

          This Agreement may be amended or supplemented by the parties hereto at any time and from time to time in the sole discretion of each of the parties hereto by the execution and delivery of an instrument in writing signed for and on behalf of each of the parties hereto and in their respective names by duly authorized officers of each of the parties hereto. No purported amendment or supplement shall be binding or effective for any purpose unless made in accordance with this Section 10.3.

     10.4 Extension; Waiver.

          At any time prior to the Closing, the Buyer, on the one hand, and the Seller, on the other hand, may, in the sole discretion of each of the parties hereto, to the extent permissible under applicable Law (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made by such other party in this Agreement, any Ancillary Agreement or in any certificate, instrument or other document delivered in connection with the Transactions and (iii) waive compliance with any of the agreements or conditions for the benefit of such other party set forth in this Agreement, any Ancillary Agreement or in any certificate, instrument or other document delivered in connection with the Transactions. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 11

GENERAL

     11.1 Notices.

        All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or three business days after being mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgement of complete transmission) with a copy mailed by U. S. Postal Service to the respective parties hereto at the following respective addresses (or at such other address for a party hereto as shall be specified by like notice):

             (a) if to the Buyer to:

Mimix Broadband, Inc.
10795 Rockley Rd.
Houston, TX 77099
Attention: Carl Frampton
Telephone No.: (281) 988-4600
Facsimile No.: (281) 988-4615

with a copy to:

Ropes & Gray LLP
One Embarcadero Center, Suite 2200
San Francisco, CA 94111
Attention: Christopher J. Austin, Esq.
Telephone No.: (415) 315-6303
Facsimile No.: (415) 315-6350

             (b) if to the Seller, to:

Celeritek, Inc.
3236 Scott Boulevard
Santa Clara, California 95054
Attention: Margaret Smith
Telephone No.: (408) 330-1297
Facsimile No.: (408) 986-5060

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304

Attention: John T. Sheridan, Esq.
Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811

     11.2 Entire Agreement.

          This Agreement, the Exhibits and Schedules hereto, the Seller Disclosure Schedule, the Confidentiality Agreement, the Ancillary Agreements and the certificates, instruments and other documents among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

     11.3 Assignment.

          This Agreement shall not be assigned, by operation of Law or otherwise, by a party hereto without the prior written consent of the other party hereto, provided, however, that Buyer may assign this Agreement to an Affiliate of the Buyer, provided that any such assignment by the Buyer shall not relieve the Buyer of its obligations hereunder.

     11.4 Severability.

          In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable (i) the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto and (ii) the Seller and the Buyer shall replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent commercially practicable, the economic, business and other purposes of such void or unenforceable provision.

     11.5 Other Remedies.

          Any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party or parties, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

     11.6 GOVERNING LAW.

          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

     11.7 Jurisdiction and Venue

          Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

     11.8 Rules of Construction.

          Each of the Seller and the Buyer hereby acknowledge and agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     11.9 WAIVER OF JURY TRIAL.

          EACH OF THE SELLER AND THE BUYER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

     11.10 Fees and Expenses.

          Whether or not the Transactions are consummated, all costs and expenses (including all legal, accounting, financial advisory, consulting and other fees) incurred in connection with the negotiation or effectuation of this Agreement or consummation of such Transactions shall be the obligation of the respective party hereto incurring such costs and expenses.

     11.11 Counterparts.

          This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto, it being understood and agreed that each of the parties hereto need not sign the same counterpart.

     11.12 Parties in Interest.

          This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party and their respective successors and assigns hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first above written.

THE BUYER:

MIMIX BROADBAND, INC.

By:	/s/ William F. Montgomery

Name:	William F. Montgomery

Title:	Chief Executive Officer

THE SELLER:

CELERITEK, INC.

By:	/s/ Margaret E. Smith

Name:	Margaret E. Smith

Title:	Vice President, Finance and Chief
Financial Officer